Exhibit 4.1

STOCK PURCHASE AGREEMENT

DATED AS OF NOVEMBER 19, 2003

BETWEEN

MAIN STREET AND MAIN INCORPORATED

AND

Sergio Zyman

MAIN STREET AND MAIN INCORPORATED

5050 North 40th Street, Suite 200

Phoenix, Arizona 85018

November 19, 2003

Mr. Sergio Zyman

Zyman Marketing Group

Chairman & Founder

2695 Buford Highway

Suite 200

Atlanta, Georgia  30324

Dear Mr. Zyman:

This will confirm the terms and conditions of your $1,000,000 investment in Main Street and Main Incorporated (the “Company”).

1.             Sale of the Shares.  The Company will sell to you, and you will purchase from the Company, 500,000 shares of the Company’s Common Stock (the “Shares”) at a price of $2.00 per share.

2.             Representations, Warranties, and Agreements of the Company.  In connection with your purchase, the Company represents, warrants, and agrees as follows:

(a)           Status and Authority of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the power to own its assets and properties and to carry on its business as it is now being conducted.

(b)           Power of the Company to Execute Agreement.  The Company has full power and authority to execute, deliver, and perform this Agreement, and this Agreement is the legal and binding obligation of the Company and is enforceable against it in accordance with its terms.

(c)           Agreement Not in Breach of Other Agreements Affecting the Company.  The execution and delivery of this Agreement, the consummation of the transactions hereby contemplated, and the fulfillment of the terms hereof will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any agreement or other instrument of any description to which the

Company is a party or by which the Company is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator.

(d)           Status of Shares to be Purchased.  When issued and paid for, the Shares will be duly and validly authorized and issued, fully paid, and non-assessable.

3.             Buyer’s Representations, Warranties and Agreements.  To induce the Company to issue the Shares, you represent, warrant, and agree as follows:

(a)           Power of the Buyer to Execute Agreement.  You have full power to execute, deliver, and perform this Agreement, and this Agreement is your legal and binding obligation and is enforceable against you in accordance with its terms.

(b)           Agreement Not in Breach of Other Instruments.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any agreement or other instrument of any description to which you are a party or by which you are bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator.

4.             Further Representations, Warranties, and Agreements of Buyer.  You further represent, warrant, and agree as follows:

(a)           Ability to Bear Risk; Business and Financial Knowledge and Experience.  You can bear the economic risk of the purchase of the Shares; you have sufficient knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of your purchase of the Shares; and you are an accredited investor as defined in Rule 501 under the Securities Act of 1933.

(b)           Knowledge Respecting the Company.  You (i) know or have had the opportunity to acquire all information concerning the business, affairs, financial condition, plans, and prospects of the Company that you deem relevant to make a fully informed decision respecting the purchase of the Shares, (ii) have been encouraged and have had the opportunity to rely upon the advice of your legal counsel and accountants and other advisers with respect to the purchase of the Shares; and (iii) have had the opportunity to ask such questions and receive such information and answers respecting, among other things, the business, affairs, financial condition, plans, and prospects of the Company and the terms and conditions of the purchase of the Shares as you have requested so as to more fully understand your investment.  Without limiting the foregoing, you acknowledge that you have been provided with or have access to complete copies of the Company’s Form 10-K Report for the year ended December 30, 2002, the Company’s Form 10-Q Report for the quarter ended September 29, 2003, the Company’s 2003 Annual Report to Stockholders, and the Company’s Proxy Statement for its 2003 Annual Meeting of Stockholders.

(c)           Absence of Representations and Warranties.  You confirm that neither the Company nor anyone purportedly acting on behalf of the Company has made any representations, warranties, agreements, or statements other than those contained herein respecting the business, affairs, financial condition, plans, or prospects of the Company nor have you relied on any representations, warranties, agreements, or statements in the belief that they were made on behalf of any of the foregoing nor have you relied on the absence of any such representations, warranties, agreements, or statements in reaching your decision to purchase the Shares.

(d)           No Distribution.  You are acquiring the Shares for your own account without a view to public distribution or resale, and you have no contract, undertaking, agreement, or arrangement to transfer, sell, or otherwise dispose of any Shares or any interest therein to any other person.

(e)           Shares to be Restricted.  You understand that the Shares will be “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).  The certificates representing the Shares will have a legend to this effect.

5.             Registration Rights.  If at any time the Company determines to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Form S-8 or its then equivalent, or in connection with a Rule 145 transaction or Form S-4 or its equivalent, or another form not available for registering the Shares for sale to the public), each such time it will give prompt written notice to you of its intention so to do and of the proposed method of distribution of such securities.  Upon your written request, received by the Company within 20 days after the giving of any such notice by the Company, to include in the registration all or any part of the Shares, the Company will use all reasonable efforts to cause the Shares as to which registration shall have been so requested under this Section 5 to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent and under the conditions such registration is permitted under the Securities Act.  In the event that any registration pursuant to this Section 5 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of Shares to be included in such an underwriting may be reduced if and to the extent that the managing underwriter shall be of the opinion that the inclusion of some or all of the Shares would adversely affect the marketing of the securities to be sold by the Company therein.  Any such limitation shall be imposed in such manner so as to avoid any diminution in the number of shares the Company may register for sale by giving first priority for the shares to be registered for issuance and sale by the Company.  Notwithstanding the foregoing provisions, the Company may, in its sole discretion, terminate or withdraw any registration statement referred to in this Section 5 without thereby incurring any liability to you.

In such event, however, the Company shall use its best efforts to register the Shares as part of the underwritten registration even if only part or none of the Shares are offered for sale as part of the underwritten public offering.  The Company agrees to indemnify you and hold you harmless against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to which you may become subject under the Securities Act or otherwise that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement registering, or any prospectus covering, the Shares, or any amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and against any and all loss, liability, claim, damage and expense whatsoever  (including reasonable fees and disbursements of counsel), incurred by you in investigating, preparing or defending against, or to the extent of the aggregate amount paid in settlement of, any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or alleged untrue statement or any omission or alleged omission, if such settlement is effected with the written consent of the Company.

6.             Further Assurances.  You and the Company shall execute and deliver all such other instruments and take all such other action as either of us may reasonably request from time to time in order to effectuate the transactions provided for herein.

7.             Miscellaneous.

(a)           Controlling Law.  This Agreement and all questions relating to its validity, interpretation, performance, and enforcement will be governed by and construed in accordance with the laws of the state of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary.

(b)           Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of you and the Company and the respective heirs, personal representatives, successors, and assigns of you and the Company, except that neither you nor the Company may assign or transfer any rights or obligations under this Agreement without the prior written consent of the other.

(c)           Entire Agreement.  This Agreement contains the entire understanding between you and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.

(d)           Paragraph Headings.  The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

If the foregoing is satisfactory and you wish to acquire the Shares subject to the terms and conditions set forth herein, would you so indicate by signing and returning a copy of this letter to me.

Very truly yours,

MAIN STREET AND MAIN INCORPORATED

By:	John F. Antioco
Chairman of the Board

ACCEPTED AND APPROVED:

Sergio Zyman

Dated: